EXHIBIT (c)

TERM LOAN PROMISSORY NOTE

Loan Closing Date:	12/16/03	Portfolio #121577
Maturity Date:	12/01/06

For value received, the undersigned promise(s) to pay to the order of UNITED BANK OF MICHIGAN (The “Bank”) ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($1,500,000.00) at the principal office of said Bank in Grand Rapids, MI plus interest at the rate of NYP+.25% per annum or N/A% per annum above the Bank’s prime rate from time to time in effect. The annual interest rate for this Note is computed on a 360/365 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. From and after maturity, the interest rate shall be N/A% per annum.

Principal and interest shall be payable Monthly commencing JANUARY 1, 2004 and on the same calendar day of each succeeding like period in installments of $INTEREST ONLY each to be first applied on the interest accrued on the unpaid principal balance until MATURITY, at which time the remaining unpaid balance of said principal and interest shall be paid in full. A late payment charge equal to the greater of 5.00% of each late payment or $25.00 for each late payment will be charged on any payment not received by the Bank within 10 days after the payment due date. In addition, the interest rate on this note will default to a rate of N/A% when regularly scheduled payments are ten (10) or more days past due. Acceptance of payment of this charge shall not waive any default under this note.

The Bank shall have the right at any time or times to apply its own indebtedness or liability of any kind to the undersigned or to any indorser or other party liable hereon by way of set-off, in whole or partial payment of this note, either before or after its maturity.

This note is secured by any and all security agreements, guaranties, instruments, mortgages, pledge agreements, and assignments heretofore or hereafter given by the undersigned or any third party to the Bank (the “Security Documents”) including, but not limited to, Security Documents given in connection with or referred to in any prior promissory notes executed by the undersigned and delivered to the Bank. Bank shall have all of the rights and powers set forth in the Security Documents and in any other written agreement(s) heretofore or hereafter given to the Bank by the undersigned, as though the same were fully set forth herein. As additional security for the payment of this note, the undersigned grants to the Bank a security interest in all tangible and intangible property of the undersigned now and hereafter in the possession of the Bank.

If default shall occur in the payment of any installment of principal or interest hereunder or in the payment of the principal of or interest on any other indebtedness now or hereafter owing by the undersigned to the Bank or to any other person, as and when and as the same shall become due and payable, whether by acceleration or otherwise, or if the undersigned shall default in the due performance or observance of any other obligation to the Bank under any of the Security Documents, or if any warranty or representation heretofore or hereafter made to the Bank by the undersigned in any of the Security Documents shall have been false in any material respect, or if the undersigned shall die, dissolve, become insolvent, or make an assignment for the benefit of creditors, or if a voluntary or involuntary proceeding in bankruptcy, receivership, or insolvency shall be instituted by or against the undersigned, or if any levy, lien, writ of attachment, garnishment, or execution or similar process shall be issued against or placed upon the undersigned or any property of the undersigned, or if at any time the Bank for any reason shall in good faith believe that the prospect of payment or performance of any indebtedness or obligation of the undersigned to the Bank is impaired and provides the undersigned with notice of said belief, then, upon the occurrence of any one or more of such events, the full amount of the indebtedness evidenced hereby and the full amount of all other indebtedness and obligations then owing by the undersigned to the Bank shall, at the option of the Bank, become immediately due and payable without notice or demand.

If the indebtedness evidenced hereby is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law and/or by agreement of the undersigned, including but not limited to all of the rights and remedies of a secured party under the Uniform Commercial Code. Any requirement of reasonable notice shall be met if the Bank sends such notice to the undersigned at least five (5) days prior to the date of sale, disposition or other event giving rise to the required notice. The undersigned agrees to pay any and all expenses, including reasonable attorney’s fees and legal expenses, paid or incurred by the Bank in protecting and enforcing the rights of and obligations to the Bank under any provision of this note.

No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, no single or partial exercise by the Bank or any right or remedy shall preclude any other future exercise thereof or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver of any right or remedy on one occasion be construed as a bar to, or waiver of, any such right or remedy an any future occasion.

Each indorser hereof and any other party liable for the indebtedness evidenced hereby severally waives demand for payment, presentment, notice of dishonor and protest of this note and consents to any extension or postponement of time of its payment, to any substitution, exchange or release of all or any part of the security given to secure this note, to the addition of any party hereto, and to the release, discharge, waiver, modification, or suspension of any rights and remedies against any person who may be liable hereon for the payment of the indebtedness evidenced hereby.

The undersigned, if more than one, shall be jointly and severally liable hereunder and the term “undersigned” shall mean any one or more of them.

JB Resources, LLC 32 Market Ave., Suite 500 Grand Rapids, MI 49503		Accepted: UNITED BANK OF MICHIGAN Grand Rapids, Michigan

BY:	/s/ John J. Wheeler	BY:	/s/ Paul R. Kramer

	John J. Wheeler		Paul R. Kramer
Its:	Member	Its:	Executive Vice President